SCHEDULE A-1

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF
PATRIA HOLDINGS LIMITED

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of Patria Holdings Limited (“PHL”) are set forth below. If no business address is given, the director’s or officer’s business address is 60 Nexus Way, 4th floor, Camana Bay, PO Box 757, KY1-9006 Grand Cayman, Cayman Islands. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to PHL. All of the persons listed below are citizens of Brazil.

Name and Business Address	Present Principal Occupation Including Name and Address of Employer(1)
Directors and Officers
Alexandre Teixeira de Assumpção Saigh	Director
Olímpio Matarazzo Neto	Director
Daniel Rizardi Sorrentino	Director

(1)	Same address as director’s or officer’s business address except where indicated.

SCHEDULE A-2

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF
SPV PHL

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of SPV PHL (“SPV”) are set forth below. If no business address is given, the director’s or officer’s business address is 60 Nexus Way, 4th floor, Camana Bay, PO Box 757, KY1-9006 Grand Cayman, Cayman Islands. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to PHL.

Name and Business Address	Present Principal Occupation Including Name and Address of Employer(1)	Citizenship
Directors and Officers
Marco Nicola D'Ippolito	Independent Director	Brazil
Marcelo Augusto Spinardi	Director	Brazil
Phillip Hinds	Director	British Overseas Territories

(1)	Same address as director’s or officer’s business address except where indicated.

Exhibit 1

SCHEDULE 13D

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A common shares of Patria Investments Limited and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 26, 2026.

Patria Holdings Limited

By:	/s/ Daniel Sorrentino
Name:	Daniel Sorrentino
Title:	Director

SPV PHL

By:	/s/ Marcelo Spinardi
Name:	Marcelo Spinardi
Title:	Director

Olímpio Matarazzo Neto

/s/ Olímpio Matarazzo Neto

Alexandre Teixeira de Assumpção Saigh

/s/ Alexandre Teixeira de Assumpção Saigh